November 2009 Preliminary Terms No. 229 Registration Statement No. 333-156423 Dated October 26, 2009 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
PLUS Based on the Value of the Dow Jones–UBS Commodity IndexSM due May 27, 2011
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset on the valuation date.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	November , 2009
Original issue date:	November , 2009 (5 business days after the pricing date)
Maturity date:	May 27, 2011
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,240 to $1,270 per PLUS (124% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	May 20, 2011, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617482HP2
ISIN:	US617482HP28
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$1,000	$17.50	$982.50
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental information regarding plan of distribution; conflicts of interest.”
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

the plus are not bank deposits and are not insured by the federal deposit insurance corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  furthermore, the plus will not be guaranteed by the federal deposit insurance corporation under the fdic’s temporary liquidity guarantee program.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0809006

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities can use the PLUS Based on the Value of the Dow Jones—UBS Commodity IndexSM due May 27, 2011 (the “PLUS”):

▪	To gain access to commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the underlying commodity index that enhances returns for a certain range of positive performance of the underlying commodity index

▪	To enhance returns and potentially outperform the underlying commodity index in a moderately bullish scenario

▪
To achieve similar levels of exposure to the underlying commodity index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the Dow Jones—UBS Commodity IndexSM. There is no minimum payment at maturity on the PLUS.

Maturity:	18 months
Leverage factor:	300%
Maximum payment at maturity:	$1,240 to $1,270 per PLUS (124% to 127% of the stated principal amount), to be determined on the pricing date
Principal protection:	None.

Dow Jones–UBS Commodity IndexSM Overview

The Dow Jones–UBS Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of futures contracts on nineteen physical commodities.  The Dow Jones–UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.

Information as of market close on October 21, 2009:

Bloomberg Ticker Symbol:	DJUBS
Current Price:	138.906
52 Weeks Ago:	136.570
52 Week High (on 10/21/2009):	138.906
52 Week Low (on 3/2/2009):	101.999

Dow Jones–UBS Commodity IndexSM Historical Performance – Daily Closing Values January 1, 2004 to October 21, 2009

November 2009	Page 2

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 18 month investment offers 300% leveraged upside on the positive performance of the underlying commodity index, subject to a maximum payment at maturity of $1,240 to 1,270 per PLUS (124% to 127% of the stated principal amount).

Investors can use the PLUS to leverage returns by a factor of 300% up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying commodity index.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity index within a certain range of price performance.
Best Case Scenario
The underlying commodity index increases in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 300% of the index percent increase, subject to the maximum payment at maturity of $1,240 to $1,270 per PLUS (124% to 127% of the stated principal amount).

Worst Case Scenario
The underlying commodity index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.  This amount will be less than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying commodity index and the commodities futures contracts comprising the underlying commodity index.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in commodity prices.

▪	Investing in the PLUS is not equivalent to investing in the underlying commodity index or the commodities futures contracts that constitute the underlying commodity index.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the PLUS.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.

▪	Adjustments to the underlying commodity index by the underlying commodity index publisher could adversely affect the value of the PLUS.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The economic interests of the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

November 2009	Page 3

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the settlement price of the underlying commodity index on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2009	November , 2009 (5 business days after the pricing date)	May 27, 2011 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Underlying commodity index publisher:	Dow Jones & Company, Inc., in conjunction with UBS Securities LLC
Issue price:	$1,000 per PLUS (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,240 to $1,270 per PLUS (124% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	May 20, 2011, subject to adjustment for non-index business days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.

November 2009	Page 4

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482HP2
ISIN:	US617482HP28
Minimum ticketing size:	1 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

November 2009	Page 5

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in swaps or futures contracts on the underlying commodity index or on the commodity contracts that underlie the underlying commodity index.  Such purchase activity could increase the value of the underlying commodity index, and therefore increase the value at which the underlying commodity index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for Commodity PLUS.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
100%	1.75%	<$1MM
99.625%	1.375%	≥$1MM and <$3MM
99.4375%	1.1875%	≥$3MM and <$5MM
99.25%	1.00%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2009	Page 6

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$1,255 per PLUS (125.5% of the stated principal amount)

PLUS Payoff Diagram

How it works

¡
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the underlying commodity index over the term of the PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 108.5% of the initial index value.  Based on the actual and hypothetical terms above:

–	If the underlying commodity index appreciates 5%, investors would receive a 15% return, or $1,150.

–	If the underlying commodity index appreciates 40%, investors will receive only the hypothetical maximum payment at maturity of 125.5% of the stated principal amount, or $1,255 per PLUS.

¡
If the final index value is less than or equal to the initial index value, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity index.

–	If the underlying commodity index depreciates 10%, investors would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

–	If the underlying commodity index depreciates 50%, investors would lose 50% of their principal and receive only $500 at maturity, or 50% of the stated principal amount.

November 2009	Page 7

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying commodity index, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment;

In no event will the leveraged upside payment result in a payment at maturity greater than the maximum payment at maturity of $1,240 to $1,270 per PLUS (124% to 127% of the stated principal amount).

If the final index value is less than or equal to the initial index value:

$1,000   X    Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000 and could be zero.  There is no minimum payment at maturity on the PLUS.

November 2009	Page 8

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying commodity index. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,240 to $1,270 per PLUS, or 124% to 127% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 300% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 124% to 127% of the stated principal amount, any increase in the final index value over the initial index value by more than 8% to 9% of the initial index value will not increase the return on the PLUS.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Numerous factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodities underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying commodity index may be, and has recently been, highly volatile (see “Historical Information” on page 14).

▪
Not equivalent to investing in the underlying commodity index. Investing in the PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the PLUS.  The underlying commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later

November 2009	Page 9

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the PLUS.

▪
Adjustments to the underlying commodity index could adversely affect the value of the PLUS.  Dow Jones & Company, Inc., in conjunction with UBS Securities LLC, as the underlying commodity index publisher, may add, delete or substitute the commodity constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the PLUS.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  MSCG, the calculation agent, is our subsidiary.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. As calculation agent, MSCG will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any index value

November 2009	Page 10

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

in the event of the unavailability, modification or discontinuance of the underlying commodity index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index.  MS & Co.  and some of our other subsidiaries also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the price at which the underlying commodity index must close on the valuation date before you receive a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying commodity index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2009	Page 11

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Commodity Index

The Dow Jones–UBS Commodity IndexSM.  The PLUS are linked to the Dow Jones–UBS Commodity IndexSM and not the Dow Jones–UBS Commodity Index Total ReturnSM.  The Dow Jones–UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. The Dow Jones–UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.  The Dow Jones–UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones-UBS Commodity IndexSM was formerly known as the Dow Jones-AIG Commodity Index SM.  On May 6, 2009, UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity Index SM became re-branded, and on May 8, 2009 began being published as the Dow Jones-UBS Commodity IndexSM.  The Dow Jones-UBS Commodity IndexSM has an identical methodology to the Dow Jones-AIG Commodity Index SM.  For more information, see “Annex II—Certain Additional Commodity Index Information—The Dow Jones – UBS Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.

License Agreement between Dow Jones & Company, Inc., UBS AG and Morgan Stanley.  “Dow Jones®”, “DJ”, “UBS” “Dow Jones–UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex II—Certain Additional Commodity Index Information—The Dow Jones – AIG Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PLUS particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Morgan Stanley or the PLUS.  Dow Jones and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the PLUS into consideration in determining, composing or calculating DJ-UBSSM.  None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the PLUS customers, in connection with the administration, marketing or trading of the PLUS.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the PLUS currently being issued by Morgan Stanley, but which may be similar to and competitive with the PLUS.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the PLUS.

These Preliminary Terms relate only to the PLUS and do not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the PLUS should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in these Preliminary Terms regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the PLUS.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM

November 2009	Page 12

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PLUS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

November 2009	Page 13

PLUS Based on the Value of the Dow Jones-UBS Commodity Index due May 27, 2011
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying commodity index for each quarter in the period from January 1, 2004 through October 21, 2009.  The closing value of the underlying commodity index on October 21, 2009 was 138.906.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the valuation date.

Dow Jones—UBS Commodity IndexSM	High	Low	Period End
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter	219.093	181.157	201.598
Second Quarter	234.115	199.566	233.034
Third Quarter	237.953	167.391	167.776
Fourth Quarter	167.484	106.092	117.244
2009
First Quarter	123.458	101.999	109.782
Second Quarter	131.116	107.494	122.536
Third Quarter	132.918	113.237	127.683
Fourth Quarter (through October 21, 2009)	138.906	124.174	138.906

November 2009	Page 14